                                                                 Exhibit 10.30

                           SOFTWARE LICENSE AGREEMENT



This Agreement made effective as of this ______ day of August, 1999, by and between ATMCENTER.COM, INC., a corporation established pursuant to the laws of the state of New York and having a principal place of business at 220 White Plains Road, Tarrytown, NY 10591 (hereinafter the "Licensee") and ENTRADE.COM, INC., a company established under the laws of the state of Pennsylvania and having a principal place of business at 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054 (hereinafter the "Licensor") Hereinafter the Licensee and the Licensor are together referred to from time to time as the "Parties".

WHEREAS the Licensor has developed and owns certain confidential and proprietary know-how and technology known as the entrade transaction software an on-line business to business e-commerce software and which offers a multiple payment software application providing the capability to market goods and services over the Internet using multiple forms of payment including on-line open bid payment modules and fully customized commercial applications, trade related marketing, sales and financial methodologies and other commercial marketing programs as well as a diverse network of contacts and clients, and

WHEREAS the Licensee is engaged in the business of consulting to the retail, wholesale and manufacturing marketplace for the timely disposition of distressed inventories and other assets as well as, for its own account, purchasing close-out and liquidation merchandise and re-marketing goods and services for either cash or a blended (cash and trade combined) transaction payment mechanism, and is involved in various other commercial endeavors, and

WHEREAS the Licensor possesses certain confidential and proprietary know-how and technology relating to the Licensed Software, associated technologies and commercial, marketing and sales methodologies, and

WHEREAS the Licensee desires to license the Licensed Software in order to, among other things, use it for specific applications involving on-line business to business activities, all on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties hereby covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.1      DEFINITIONS

In this Agreement and the Schedules (if any) annexed hereto, unless there is something in the subject matter or context inconsistent herewith, the following expressions shall have the respective meanings indicated below:

"AGREEMENT" - means this agreement entitled "Software License Agreement" and all of the Schedules (if any) annexed hereto.

"CODE" means the computer programming code. Except as otherwise specified, Code shall include both Object Code and Source Code.

"INVENTORY/ASSET" means products, raw and finished goods, directly or indirectly belonging to any entity and/or employed or utilized in connection with any entity's business activities, and either purchased by the Licensee to be re-marketed, and/or consigned by a third party to the Licensee and/or otherwise contractually conveyed to the Licensee to re-market on behalf of a third party.

"DOCUMENTATION" means written materials (and machine-readable text subject to display and printout) which relate to and describe Code.

"IMPROVEMENTS" means upgrades (including subsequent versions), enhancements, or other releases, alterations, modifications or customizations, of software, Code or related technology, including Documentation, with respect to the Licensed Software.

"KNOW-HOW" means inventions (whether patentable or not), improvements, techniques, devices, data and other information (including, but not limited to computer source code, flow charts, opinions, drawings, blueprints and engineering and test specifications). Know-How shall also include user manuals and other Documentation for computer programs as updated periodically.

"OBJECT CODE" means Code that is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

"SOURCE CODE" means Code, other than Object Code, and related source code documentation, comments and procedural code, such as job control language, which may be printed out or displayed in human readable form.

1.2 ENTIRE AGREEMENT - This Agreement including any and all Schedules (if any) attached hereto constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, representations, proposals and/or other communications in respect of the licensing of the Licensed Software, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each of the Parties. The terms of this Agreement shall prevail over any conflicting, additional or other terms contained in any purchase order or other written, electronic or oral communication between the Parties.

1.3 GOVERNING LAW - This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the Parties consent and agree to the jurisdiction of the courts of such state.

1.4 NUMBER AND GENDER - Words importing the singular include the plural and vice versa and words importing gender include both genders.

1.5 HEADINGS - The Article and Section headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the

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contents thereof and shall not be considered part of this Agreement or to affect the interpretation hereof.

1.6 CURRENCY - Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars.



                          ARTICLE 2 - GRANT OF LICENSE

2.1 GRANT OF LICENSE - Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee and the Licensee hereby accepts from the Licensor, a non exclusive license to use the Licensed Software and component parts thereof for an Internet based e-commerce platform for the on-line re-marketing of Inventory/Assets, as well as the inclusive license rights to utilize the system on a worldwide basis, provided that such use is solely in conjunction with use of the Licensed Software for the purposes herein identified and described in this Section 2.1. The Parties further agree that,

            (a)            The Licensee, in concurrence with Licensor, shall
                  have the right to develop and make future Improvements to the Licensed Software for specific custom applications. The Licensor will have no liability or obligation towards the funding of any Improvements to the Licensed Software.

            (b)            The Licensee shall provide all its own support,
                  maintenance and hosting of the Licensed Software, unless otherwise agreed to by the Parties in writing.


2.2 IMPROVEMENTS; SOURCE CODE - The license to the Licensed Software granted pursuant to Section 2.1 above includes access to any and all Improvements as well as the right to alter and/or modify the Licensed Software, and the Licensor shall promptly notify the Licensee of any and all available Improvements developed by or on behalf of the Licensor. The Parties agree that the Licensor will at all times keep possession of all Source Codes for the Licensed Software. Upon request from the Licensee and for the purposes of customizing, enhancing, altering or modifying the Licensed Software, the Licensor shall develop a customization plan with timeline and pricing for all applicable development work and promptly deliver to the Licensee its proposal.

2.3 RESTRICTION ON USE -The Licensee may make copies of the Licensed Software for use on any number of central processing units of the Licensee and the Licensee's clients and the Licensee may make copies for back up or archive purposes. Licensee may make as many copies of the Licensor's manuals or similar materials related to the Licensed Software as Licensee desires.

2.4      ASSIGNMENT/SUBLICENSE OF LICENSE

         (i) The Licensee shall have the right to sublicense the Licensed Software on a nonexclusive basis for use by the clients or customers of the Licensee in the normal course of the Licensee's business, provided that such use is solely in conjunction with use of the Licensed Software for the purposes


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

                  herein identified and described in Section 2.1.. The Licensor agrees to cooperate with the Licensee in marketing and selling sublicenses to identified clients or customers of the Licensee. The Licensee agrees to compensate the Licensor per
                  Section 3 below.

         (iii) Except as provided in paragraphs (i) of this Section 2.4, the Licensee shall not have the right to assign, transfer or convey, directly or indirectly, by sub-license or otherwise, this Agreement or any of the rights and/or obligations of either party hereunder without the prior written consent of the other party.


                                ARTICLE 3 - FEES

3.1 Upon execution of this Agreement and acceptance by Licensee of the Licensed Software under the terms and conditions stated herein, Licensee shall pay to the Licensor the amounts in such manner as set forth in Schedule A, attached hereto
and made a part hereof.                             //WR//


                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1 Subject to Article 6 hereof, the Licensee acknowledges that the Licensed Software being provided by the Licensor hereunder, and any Improvements made by the Licensor or Documentation provided by the Licensor with respect thereto, are the sole and exclusive property of the Licensor and that the Licensee acquires no right, title or interest therein.

4.2 The Licensor represents and warrants to the Licensee that: (i) the Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Software and has sufficient rights to license the Licensed Software to the Licensee as contemplated in this Agreement; (ii) the Licensor has the right to enter into this Agreement and grant the rights granted hereunder and there are no outstanding agreements or understandings of any kind binding upon the Licensor that are inconsistent with this Agreement or the rights granted hereunder; (iii) the Licensed Software does not and will not contain any "backdoor" or concealed access or any "software locks" or any similar devices which, upon the occurrence of a certain event, the passage of a certain amount of time, or the taking of any action (or the failure to take action) by or on behalf of the Licensor, will cause the Licensed Software to be destroyed, erased, damaged or otherwise made inoperable; (iv) to its best knowledge, the Licensed Software does not infringe upon or violate the copyrights, patents, trade secrets, trademarks or other proprietary rights of any third party; (v) there are no pending or threatened suits, legal proceedings, claims or governmental investigations against or with respect to the Licensor relating to the Licensed Software or any component part thereof; (vi) the Licensor has not received any notice and no notice is threatened or expected of any claim of infringement or violation of any third party's copyrights, patents, trade secrets, trademarks or other proprietary rights; (vii) the Licensed Software will perform in substantial conformity with its specifications as set forth in the Documentation, which shall not mean that it shall be error-free but may be subject to simple de-bugging; (viii) the version of the Licensed Software delivered on the date hereof is the most current and best version of such software in existence on the date



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hereof; (ix) any Licensor Improvements will be developed solely by full time employees of the Licensor acting within the scope of their employment or by independent contractors who have transferred to the Licensor by written agreement their ownership rights in the Improvements or who have granted the Licensor a right to sub-license the Licensor Improvements.

4.3 The Licensee represents to the Licensor that the Licensee has the right to enter into this Agreement and fulfill its duties and obligations hereunder and there are no outstanding agreements of any kind binding upon the Licensee that are inconsistent with this Agreement.

4.4 The Licensor hereby agrees to indemnify, defend and hold harmless the Licensee and its permitted assigns and sub-licensees, and their respective directors, officers, employees and agents, at the Licensor's sole cost and expense, from and against any and all losses, expenses, claims, actions, proceedings, damages or liabilities arising out of, relating to or based upon any infringement or violation, or alleged infringement or violation, of any copyright, patent, trademark or other proprietary right of any third party, arising out of or related to the use by the Licensee or its permitted assigns or sub-licensees of the Licensed Software or any component part thereof. The Licensor agrees to pay and all obligations, liabilities, costs and damages of the Licensee and its permitted assigns and sub-licensees, including, without limitation, reasonable attorney's fees, which are attributable to any such claim, action or proceeding if the Licensee or its permitted assigns or sub-licensees, having actual knowledge thereof, promptly notifies the Licensor in writing of any such claim, action or proceeding and gives the Licensor sole control of the defense or settlement of such claim, action or proceeding and provides Licensor with reasonable non-economic assistance in the defense of any such claim, action or proceeding. If the Licensed Software or any component part thereof is held to constitute an infringement or violation of any third party's proprietary rights and the Licensee's or its permitted assigns' or sub-licensees' use thereof is or may reasonably be expected to be enjoined, then the Licensor shall, at the Licensor's option and sole expense, either secure for the Licensee or its permitted assigns or sub-licensees, as the case may be, the right to continue to use the Licensed Software and any component part thereof, or replace or modify same to make them non-infringing.


                           ARTICLE 5 - CONFIDENTIALITY

5.1 The Licensee acknowledges that the Licensed Software is confidential and considered as trade secret of the Licensor. The Licensee agrees to maintain the confidentiality of and not to release, disclose or divulge the Licensed Software or any part thereof to any person without the prior written consent of the Licensor; provided that the Licensee shall not be obligated to maintain in confidence that information which:

         (i) can be demonstrated by reasonably documented proof to have been in the possession of the Licensee prior to receipt thereof from the Licensor or to have been developed in the course of work entirely independent of any disclosure made hereunder or the subject matter of this Agreement,

         (ii) is or becomes part of the public domain other than through breach of this Agreement or through the fault of the Licensor;



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

         (iii) is necessarily disclosed in any products sold or shipped by either of the Parties;

         (iv) is or becomes available to the Licensee from a source other than the Licensor which source has no obligation to the Licensor in respect thereof; or

         (v) is made available by the Licensor in written form to a third party on an unrestricted basis.

The Licensee shall instruct its employees who have access to the Licensed Software to comply with the provisions of this Article 4 and the Licensee shall take at least the same steps to prevent disclosure and misuse of the Licensed Software as it takes with respect to its own confidential information.


                        ARTICLE 6 - TERM AND TERMINATION

6.1 This Agreement shall remain in full force and effect until terminated as hereinafter provided. This Agreement may be terminated by the Licensor in the event that the Licensee shall be in material breach of any provisions hereof and shall fail to remedy such material breach within thirty (30) days after receiving written notice thereof from the Licensor; provided, however, that, notwithstanding the foregoing, this Agreement may not be terminated by the Licensor if, with respect to a material breach which is incapable of cure during such 30 day period, after such 30 day period, the Licensee is continuing to be diligently and in good faith seeking to cure such failure, but in any event such attempt to cure shall not exceed a six (6) month period, commencing upon the date of receipt by the Licensee of the Licensor's notice of material breach. All rights and licenses granted under or pursuant to this Agreement by the Licensor to the Licensee are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. 365, licenses of "intellectual property" as defined under 11 U.S.C. 101(56). If a judgment is entered into against the Licensee in regards to any bankruptcy proceedings, for its own account, under the Bankruptcy Code, or should the Licensee dissolve and/or wind up its business and affairs, this Agreement shall terminate . The Parties further agree that, in the event of a commencement of a bankruptcy proceeding by or against the Licensor under the Bankruptcy Code, the Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) the Licensed Software and any such intellectual property and all embodiments of the Licensed Software and such intellectual property, and same, if not already in its possession, shall be promptly delivered to the Licensee (i) upon any such commencement of a bankruptcy proceeding, upon written request therefor by the Licensee, unless the Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Licensor upon written request therefor by the Licensee.

6.2 Upon dissolution of or the entry of a judgment in regards to any bankruptcy proceeding against the Licensee, all rights to the Licensed Software and all copies of the Licensed Software that are in the Licensee's possession, will revert back to and be returned to the Licensor.


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

          ARTICLE 7 - DISCLAIMER OF WARRANTIES/LIMITATION OF LIABILITY

7.1 DISCLAIMER OF WARRANTIES - OTHER THAN AS SET FORTH IN ARTICLE 3 HEREOF, THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OR CONDITIONS OF ANY KIND CONCERNING THE LICENSED SOFTWARE OR ITS USE, FUNCTION OR OWNERSHIP AND SHALL NOT BE LIABLE IN ANY MANNER FOR ANY REPRESENTATION OR WARRANTY OR CONDITION OF ANY KIND WHETHER EXPRESS OR IMPLIED OR COLLATERAL OR WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE LICENSED SOFTWARE WILL BE ERROR FREE.

7.2 LIMITATION OF LIABILITY - LICENSOR SHALL NOT HAVE ANY LIABILITY OF ANY KIND FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 3 HEREOF.

                          ARTICLE 8 - OTHER PROVISIONS

8.1 BINDING EFFECT -This Agreement is binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

8.2 SURVIVAL - All representations, warranties, and indemnifications, and obligations which expressly by their nature survive termination of this Agreement, shall survive any termination of this Agreement and shall continue in full force and effect subsequent to and notwithstanding such termination.

8.3 NOTICE - Any notice given hereunder shall be in writing and given by personal delivery or sent by registered or certified mail, postage prepaid and addressed to the Parties at the addresses shown on the first page hereof. Any notice so given shall be deemed to have been received on the date on which it was delivered or if sent by mail, on the third business day next following the mailing thereof. In the event of actual or threatened sustained disruption of postal service, notice shall not be sent by mail. Either party may change its address hereunder by giving written notice of such change to the other party in the manner provided above.

8.4 COUNTERPARTS - This Agreement may be executed in counterparts and shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties.

8.5 INDEPENDENT CONTRACTOR - The Parties to this Agreement are each an independent contractor as to the other and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other except as otherwise expressly agreed to in a writing signed by the Parties . Neither party shall have authority to contract for or bind the other in any manner and shall not represent itself as an agent of the other or as otherwise authorized to act for or on behalf of the other.



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


                  IN WITNESS whereof the Parties have duly executed this Agreement as of the date first written above.




ATMCENTER.COM, INC.                            ENTRADE.COM, INC.


By:   //S// WARREN ROTHSTEIN                   By:   //S// ROBERT D. KOHN
   --------------------------                     ------------------------------

Name:  WARREN
     ---------------------------
    Name:  ROTHSTEIN
         -----------------------

Title:   CHAIRMAN                              Title: PRES. C.E.O.
      -----------------------                        ---------------------------






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                               SCHEDULE "A" //WR//


                                  FEES /PAYMENT


The Parties agree that upon execution of this Agreement, Licensee will pay to Licensor the sum of $1,500,000.00 payable in the form of a trade credit to be redeemed through an exchange of product or "cash savings" from products and services and as listed in the attached Schedule "B" and defined in the "Schedule C" attached hereto. Additionally, Licensor shall attribute any commissions, fees or any monies otherwise earned from its participation in any ATM related transactions pursuant to the License Agreement so as to satisfy the $1,500,000 obligation created by the agreement. Notwithstanding the satisfaction of the obligation the earning potential of entrade.com with respect to its association with ATM through this agreement or otherwise shall continue for as long as the companies continue to do business with each together. Licensee hereby agrees to have its accounting firm issue to Licensor and/or Licensor's identified legal and financial representatives documentation advising Licensor of the validity of said trade credits so that Licensor can account for this transaction.


Licensee agrees that within thirty (30) days after the end of each calendar month during the term of this Agreement, Licensee shall pay to Licensor the following royalty schedule on any and all transactions generated using the License Software on Licensee's websites, including and all fees earned from sublicenses granted to Licensee's clients and customers:




         REVENUE SOURCE                          TYPE                  ENTRADE

MASTER LICENSE SALES (OVERSEAS)             FIXED FEE                   50%
SUB LICENSE SALES  (OVERSEAS)               FIXED FEE                   50%
SUB LICENSE SALES (DOMESTIC)                FIXED FEE                   50%

SUBSCRIPTION AGREEMENTS                     VARIABLE                    30%
TRANSACTION FEES                            FIXED FEE                   30%
SUBSCRIPTION RENEWALS                       VARIABLE                    30%
ON LINE PRODUCT REMARKETING SALES           MARGINAL PROFIT             10%
COUNTERTRADE REDISTRIBUTION SALES           MARGINAL PROFIT             50%



All percentages are paid on Licensee's Sublicense Fees, Gross Transaction Fees, Registration Fees and any other Fees (the Fees) earned through the use of the Licensed Software and calculated from the gross value of the fees earned, excluding any and all applicable taxes which will be net of any direct expenses related to the transaction such as cost of money, warehousing of products and the related expenses thereof and third party commissions, if any.

All amounts payable to shall be accompanied with a complete and accurate statement of the Fees received during the period for which such payment is made (the "Statement"). The Statement shall be certified as complete and accurate by Licensee. The receipt and acceptance



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of payment from Licensee by Licensor shall in no way prevent Licensor from questioning the completeness or accuracy of such Statements.

During the Term of this Agreement, Licensee agrees to keep and maintain accurate books and records of Gross Transactions Fees. In the event Licensor wishes to question the completeness or accuracy of any Statement furnished by Licensee, Licensor shall have the right to request that Licensee's independent auditors provide an audited statement thereof with respect to the Statement in question. In the event that any such audit reveals an underpayment by Licensee, Licensee shall immediately remit payment to the Licensor in the amount of such underpayment plus interest calculated at the rate of two percent (2 %) per month calculated from the date such payment(s) were actually due until the date when such payment is, in fact, actually made. Further, in the event that any such underpayment is greater that $5,000.00 for any calendar year, Licensee shall further bear the cost and expenses of such audit, but in all other cases Licensor will bear such costs and expenses.

During the term of this Agreement, Licensor agrees to cooperate with Licensee in the marketing and sales of sublicenses to the Licensed Software to Licensee's clients and customers identified that are identified to Licensor in writing. Licensor agrees to make available to Licensee all applicable marketing information as may be required by Licensee. If required, Licensor agrees to customize select marketing information, brochures, presentations, CD ROMS, etc. and Licensee hereby agrees to reimburse Licensor for all costs associated with same. Licensor agrees to make available to Licensee applicable personnel as may be required by Licensee to assist it in marketing the Licensed Software to its clients and customers. Licensee hereby agrees to pay for all costs associated with Licensor's personnel travel and other expenses relating to any sub-license sales and marketing efforts.


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

                               "SCHEDULE B" //WR//


                                GENERAL INVENTORY



*ADVERTISING (AT ALL TIMES)                 COMPUTERS
         RADIO                              COMPLETE PRINTING SERVICES
         T.V.                               OFFICE EQUIPMENT
CABLE T.V. NETWORKS                         OFFICER FURNITURE
         OUT OF HOME - BILLBOARDS           OFFICE MACHINES
         PRINT MEDIA                        OFFICE SUPPLIES

SALES CONVENTIONS                           INCENTIVE TRAVEL
         & MEETINGS
                                            ALL PRINTING SERVICES

HOTELS (AS AVAILABLE)                       AIRLINES (AS AVAILABLE)

WAREHOUSING AND DISTRIBUTION                MERCHANDISE FOR
         SERVICES                                PROMOTIONS

TELECOMMUNICATIONS (ALL FORMS)


                                  *AVAILABILITY


TELEVISION         RADIO           PRINT               OUT OF HOME

SPOT               SPOT            MAGAZINES           BILLBOARDS
SYNDICATION        NETWORK         NATIONAL            TRANSIT
CABLE              SYNDICATION     REGIONAL            CINEMA
                                   COUPON PACKAGES     AIRPORT



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

                                  "SCHEDULE C"

ATM will make payment of the License solely by furnishing to you goods, services and media on a full exchange or cash savings basis. Should any such merchandise, services, or media desired by you not be contained in the general inventory of ATM, then ATM will use its best efforts to provide those items required by you and offer them to you at a price equivalent to your normal cost or at mutually acceptable values or to provide these items to you at a cost less than normal cost paid by you. If at a lower cost the difference between such lower cost and your normal cost or the value of the item furnished to you by ATM (as the term "value" is hereinafter defined) shall be applied in payment of any sum due by ATM to you. Upon delivery of any item to you or credits therefore, you will pay ATM such lower cost for the item delivered and the difference between such cost and the value of the item shall be applied in payment to you for the License acquired by ATM hereunder.

The term "value" for any other merchandise, services and media requested by you and furnished by ATM under this Agreement, is herein defined as follows: a) for media on a full exchange basis the term "value" shall refer to the standard rate card charge at the time of use hereunder, and b) for any other merchandise or services that ATM may acquire for you, the term "value" shall be the lowest price (after cash discounts) at which you could reasonably purchase such item and which you would regularly pay for any such merchandise or services through your normal channels.

The following conditions and undertakings shall apply to the merchandise, services and media which ATM may furnish and make available to you hereunder in order to make payment for the License acquired by ATM from you:

You may require such merchandise, services or media in whole or in part from time to time until you shall have received full payment for any obligation due from ATM to you hereunder. However, since we have no control over your desire and/or ability to use any such credits there shall be no time limit either for the period within which you may order such merchandise, services and/or media from ATM and to the period within which ATM shall be entitled to make full payment for any compensation due you by ATM hereunder. It is expressly intended and understood that any payment due by ATM to you shall be remitted solely by the means herein set forth for the period of time required to accomplish this result and that ATM shall not be required to remit any other form of payment or cash to you except as expressly and otherwise agreed herein, in payment of any obligation due by ATM to you hereunder.

ATM shall offer you merchandise, services and media in its inventory or as may become available to ATM. Under no circumstances will ATM be in default hereunder if ATM fails to obtain any merchandise, services or media which is not then within the current inventory of ATM. In turn, you shall be required to accept only that merchandise, services and/or media ordered by you from ATM.

ATM will remit offers to you from time to time as additional items of merchandise, services and/or media become available to ATM and will also supply such information concerning availability to you at reasonable intervals.

All merchandise, services and/or media supplied by ATM are subject to prior sale. Merchandise, services and/or media furnished to you by ATM may be subject to conditions affecting the use, sale or disposition of such items, which shall be binding upon you, provided that ATM advises you of such conditions at the time that any such item is, in fact, offered to you or ordered by you.

You may furnish ATM with various lists of merchandise and services that you are purchasing, including: (1) your specifications; (2) your present costs; (3) the manufacturers and suppliers from which any such merchandise and services are obtained or obtainable by you. ATM may deal with such manufacturers and suppliers on your behalf within such limits as you may prescribe and as it may believe appropriate in its efforts to obtain such merchandise and services required by you. Nothing herein, however, shall authorize ATM to act as your agent except as you may expressly authorize in writing. You may, from time to time, state your media requirements to ATM and, at your request, ATM will consult with you fully with regard to any such media requirements of your company in furtherance of its efforts to obtain media required by you. ATM will make reasonable bona fide efforts to obtain any such items required by you but shall only be obligated to supply you with items contained in its then current inventory.


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